Exhibit 99.1
FOOTNOTE 1
Caxton Associates, L.L.C. ("Caxton Associates") is the trading advisor to Caxton International Limited ("Caxton International")
 and GDK, Inc. ("GDK", and together with Caxton International, the "Caxton Accounts") and as such, has voting and dispositive power with respect to the investments of the Caxton Accounts.
Mr. Bruce S. Kovner ("Mr. Kovner") is the Chairman of Caxton Associates and the sole shareholder of Caxton Corporation, the manager and majority owner of Caxton Associates. As a result of the foregoing and by reason of the provisions of Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the "Act"), Caxton Associates and Mr. Kovner may be deemed to beneficially own the shares of common stock of the issuer ("Common Stock") owned by the Caxton Accounts. The shares of Common Stock reported herein as indirectly beneficially owned by Caxton Associates are directly beneficially owned by Caxton
 International (4,217,089 shares) and GDK (221,111 shares). Caxton Associates, Caxton International, GDK and Mr. Kovner hereby disclaim any beneficial ownership of such shares of Common
 Stock for purposes of Section 16 of the Act except to the extent of their pecuniary interest therein as determined in accordance with the Act and the rules adopted thereunder.

FOOTNOTE 2
GDK directly beneficially owns 221,111 shares of Common Stock. A.R.T. Advisors, LLC ("A.R.T. Advisors") as a result of the delegation of trading authority from Caxton Associates shares voting and dispositive power with respect to the investments of GDK. Mr. Aaron Sosnick ("Mr. Sosnick") is the Manager and majority beneficial owner of A.R.T. Advisors. As a result of the foregoing and by reason of the provisions of Rule 16a-1 under the Act, A.R.T. Advisors and Mr. Sosnick may be deemed to beneficially own the shares of Common Stock owned by GDK. A.R.T. Advisors, GDK and Mr. Sosnick hereby disclaim any beneficial ownership of such shares of Common Stock for purposes of Section 16 of the Act except to the extent of their pecuniary interest therein as determined in accordance with the Act and the rules adopted thereunder.